May 6, 1992

John Hancock Advisers, Inc.
101 Huntington Avenue
Boston, Massachusetts 02199

                          INVESTMENT ADVISORY CONTRACT
                          ----------------------------

Dear Sir:

      Patriot Premium Dividend Fund II (the "Fund") has been organized as a business trust under the laws of The Commonwealth of Massachusetts to engage in the business of an investment company.

      The Fund has selected John Hancock Advisers, Inc. (the "Adviser") to provide overall investment advice and management for the Fund and to provide certain other services, as more fully set forth below, and you are willing to provide such advice, management and services under the terms and conditions hereinafter set forth. Accordingly, the Fund agrees with you as follows:

1. DELIVERY OF DOCUMENTS. The Fund has furnished you with copies, properly certified or otherwise authenticated, of each of the following

(a) Amended and Restated Agreement and Declaration of Trust of the Fund, dated December 12, 1989 (the "Declaration of Trust");

(b)   By-Laws of the Trust as in effect on the date hereof; and

(c)   Resolutions of the Trustees approving the form of this Agreement.

      The Fund will furnish you from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any.

2. INVESTMENT AND MANAGEMENT SERVICES. You will use your best efforts to provide to the Fund continuing and suitable investment programs with respect to investments, consistent with the investment policies, objectives and restrictions of the Fund. In the performance of the Adviser's duties hereunder, subject always (x) to the provisions contained in the documents delivered to the Adviser pursuant to Section 1, as each of the same may from time to time be amended or supplemented, and (y) to the limitations set forth in the registration statement of the Fund as in effect from time to time under the Investment Company Act of 1940, as amended, the Adviser will, at its own expense:

(a) furnish the Fund with advice and recommendations, consistent with the investment policies, objectives and restrictions of the Fund, with respect to the purchase, holding and disposition of portfolio securities, including the purchase and sale of options;

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(b)   advise the Fund in connection with policy decisions to be made by the Fund or any committee thereof with respect to such Fund's investments and, as requested, furnish the Fund with research, economic and statistical data in connection with the Fund's investments and investment policies;

(c) submit such reports relating to the valuation of the Fund's securities as the Fund may reasonably request;

(d) assist the Fund in any negotiations relating to its investments with issuers, investment banking firms, securities brokers or dealers and other institutions or investors;

(e) consistent with provisions of Section 6 of this Agreement, place orders for the purchase, sale or exchange of portfolio securities with brokers or dealers selected by you, provided that in connection with the placing of such orders and the selection of such brokers or dealers you shall seek to obtain execution and pricing within the policy guidelines determined by the Fund as in effect from time to time;

(f) from time to time or at any time requested by the Fund, make reports to the Fund of your performance of the foregoing services and furnish advice and recommendations with respect to other aspects of the business and affairs of the Fund;

(g) obtain and evaluate such information relating to economies, industries, businesses, securities markets and securities as you may deem necessary or useful in the discharge of your duties hereunder;

(h) provide office space and equipment and supplies, the use of accounting equipment when required, and necessary executive, clerical and secretarial personnel adequate to provide the services described in subparagraphs (a) through (g) above. The Adviser and the Fund acknowledge that the Adviser is also furnishing the Fund with office space, equipment, supplies, and personnel under an Administrative, Agreement of even date for which it receives separate compensation;

3.    EXPENSES OF THE FUND.  You will pay:

(a) the compensation and expenses of all officers and employees of the Fund, except those expressly paid by the Fund;

(b) the expenses of office, rent, telephone and other utilities, office furniture, equipment, supplies and other office expenses of the Fund;

(c) any other expenses incurred by you in connection with the performance of your duties hereunder; and

(d)   premiums for such insurance as may be agreed upon by you and the Fund.

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                                      -3-

4. EXPENSES OF THE FUND NOT PAID BY YOU. You will not be required to pay any expenses which this Agreement does not expressly make payable by you. In particular, and without limiting the generality of the foregoing but subject to the provisions of Section 3, you will not be required to pay:

(a) any and all expenses, taxes and governmental fees incurred by the Fund prior to the date hereof;

(b) the compensation and expenses of Trustees who are not interested persons (as used in this Agreement such term shall have the meaning specified in the Investment Company Act of 1940, as amended) of you, and of independent advisers, independent contractors, consultants, managers and other unaffiliated agents employed by the Fund other than through you;

(c)   legal, accounting and auditing fees and expenses of the Fund;

(d) the fees or disbursements of custodians and depositories of the Fund's assets, transfer agents, disbursing agents, plan agents and registrars;

(e) taxes and governmental fees assessed against the Fund's assets and payable by the Fund;

(f) the cost of preparing and mailing dividends, distributions, reports, notices and proxy materials to shareholders of the Fund;

(g)   brokers' commissions and underwriting fees; and

(h) the expense of periodic calculations of the net asset value of the shares of the Fund.

5. COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by you as herein provided, the Fund will pay you monthly, a fee equal to .50 of 1% annually of the Fund's average weekly net assets plus 5% of the Fund's weekly gross income. The Adviser's total fee is limited to a maximum amount equal to 1% annually of the Fund's average weekly net assets. The Adviser and the Fund acknowledge that the Adviser is also furnishing to the Fund office space, facilities, equipment and personnel under an Administrative Agreement of even date for which it receives separate compensation.

6. AVOIDANCE OF INCONSISTENT POSITION. In connection with purchases or sales of portfolio securities for the account of the Fund, neither you nor any investment management subsidiary of yours, nor any of your or their directors, officers or employees will act as principal or agent or receive any commission. If any occasion shall arise in which you advise persons concerning the shares of the Fund, you will act solely on your own behalf and not in any way on behalf of the Fund.

7. NO PARTNERSHIP OR JOINT VENTURE. The Fund and you are not partners of or joint venturers with each other and nothing herein shall be construed so as to make you such partners or joint venturers or impose any liability as such on any of you.

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                                     -4-

8. LIMITATION OF LIABILITY OF THE ADVISER. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as your employee or agent.

9. USE OF THE PATRIOT NAME. The Fund acknowledges that you own and have the right to control the use of the name "Patriot." Subject to the foregoing and to applicable law, you reserve the right to (i) make use of the term "Patriot" for any purpose, including the right to grant the use of the name "Patriot" to other investment companies and (ii) to withdraw the right of the Fund to use the name "Patriot" at any time that neither you nor any affiliate of yours serves as the investment adviser to the Fund.

10. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall remain in force until the second anniversary of the date upon which this Agreement was executed by the parties hereto, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by (a) a majority of the Trustees who are not interested persons of you or (other than as Trustees) of the Fund, cast in person at a meeting called for the purpose of voting on such approval, and (b) either (i) the Trustees or (ii) a majority of the outstanding voting securities of the Fund. This Agreement may, on 60 days' written notice, be terminated at any time without the payment of any penalty by the Fund by vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 10, the definitions contained in section 2(a) of the Investment Company Act of 1940, as amended (particularly the definitions of "assignment," "interested person" or "voting security"), shall be applied.

11. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver or termination is sought, and no amendment, transfer, assignment, sale, hypothecation or pledge of this Agreement shall be effective until approved by
(a) the Trustees, including a majority of the Trustees who are not interested persons of you or (other than as Trustees) of the Fund, cast in person at a meeting called for the purpose of voting on such approval, and (b) a majority of the outstanding voting securities of the Fund, as defined in the Investment Company Act of 1940, as amended.

12. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The obligations of the Fund are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund, but only the Fund's property shall be bound.

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                                     Yours very truly,

                                     PATRIOT PREMIUM DIVIDEND FUND II



                                     By: /s/ John A. Moran
                                         ----------------------------
                                         Vice President

The foregoing contract is hereby agreed
to as of the date hereof.

JOHN HANCOCK ADVISERS, INC.



By:  /s/ Andrew F. St. Pierre
     ------------------------------------
     Vice President